UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report: (date of earliest event reported): August 4, 2000





                             THE HAVANA GROUP, INC.
             (Exact name of registrant as specified in its charter)




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
              Delaware                             000-24269                                     34-1454529
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    (State or other jurisdiction                  (Commission                                  (IRS Employer
          of incorporation)                      File Number)                                  Identification No.)
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                   5701 Mayfair Road, North Canton, Ohio 44720
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (330) 492-8090

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         Item 2.           Acquisition or Disposition of Assets.

         On August 4, 2000, the  Registrant  entered into an agreement with John
S. Parker, Priscilla H. Parker, Jerold E. Christensen and Linda L. Christensen (the "Sellers") and acquired 100% of the capital stock of Phillips & King International, Incorporated ("P&K") in exchange for (i) 450,000 restricted shares of the Registrant's Common Stock with piggy- back registration rights,
(ii) $900,000 in cash which was paid  directly to P&K on behalf of Sellers,  and
(iii) assumption of liabilities estimated at approximately $1,960,000. Contemporaneous with the acquisition of P&K, the Registrant entered into 90 day transitional consulting contracts with John S. Parker and Jerold E. Christensen and agreements not to compete for a period of two years.

         The final purchase price was arbitrarily determined based upon the payment of approximately one dollar of consideration for each one dollar of assets owned by P&K as of June 30, 2000, with closing combined assets to be not less than $3,000,000 without the Registrant's consent and liabilities not to exceed $1,960,000. This transaction will be accounted for under the purchase method of accounting.

         The cash utilized by the Registrant as part of the purchase price was paid from the Registrant's working capital. Prior to the completion of the Registrant's acquisition of P&K, there was no prior relationship between the persons affiliated with P&K and persons affiliated with the Registrant, except that the Registrant purchased a portion of its inventory from P&K.

         P&K was organized in 1906 by Mr. Harry Phillips. P&K is a wholesale distributor of tobacco, cigar, pipe and related smoking products. P&K sells tobacco products to retail shops and it has approximately 3,000 accounts. The method of sale is by direct contact and P&K employs nine sales representatives in its business. The assets of P&K acquired by the Registrant will continue to be utilized in the same line of business as that conducted before the transaction. P&K's principal assets include, without limitation, inventories, customer lists and accounts receivable.

         During the 1997-1998 peak in premium cigars, Cuba Libre Humidors, Inc. ("Cuba Libre") claimed to have received a verbal purchase order for humidification devices for continuous monthly sale to P&K. This did not happen, Cuba Libre filed a law suit and was awarded a judgment of $1.8 million. P&K responded by filing for protection under Chapter 11 of the Bankruptcy Code and began defensive actions. This action was settled on August 4, 2000 and as part of the Plan of Reorganization, P&K paid $300,000 in cash and issued notes in favor of Cuba Libre including: (a) an unsecured note for $400,000 in the principal amount with interest at 7% per annum and payable in quarterly installments with the balance due on or before May 1, 2005; and (b) an unsecured
Note in the amount of $125,000 in principal amount without interest for the first two years and to bear interest at 7% beginning on the third year to be paid in quarterly installments with the balance due on or before May 1, 2005.

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         Until its Chapter 11 filing, P&K operated as a subchapter S corporation under the United States Tax Code of 1986, as amended.  Prior to the Registrant's
acquisition  of  P&K  received  a  Confirmation   Order  confirming  a  Plan  of
Reorganization which has become a final Order and no timely Order has been filed as of August 4, 2000, the closing date and the effective date of the Plan of Reorganization.


Item 7.  Financial Statements and Exhibits

     (a) - (b) The financial statements of P&K for the two years ended December 31, 1999 and the pro-forma financial statements of P&K and the Registrant will be filed within 60 days of the due date of this Form 8-K. The Registrant has engaged Stonefield Josephson, Inc., as independent auditors to perform the audit of P&K.

     (c) Exhibits. The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-B.
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         Exhibit No.                Description

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               2                    Stock Purchase Agreement dated August 4, 2000 by and
                                    among the Registrant and John S. Parker, Priscilla H. Parker,
                                    Jerold E. Christensen and Linda L. Christensen
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      THE HAVANA GROUP, INC.


                              By: /s/ William L. Miller
                                      William L. Miller, Chief Executive Officer

Date: August 16, 2000




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